January 27, 2004

Mr. Craig G. Matthews
132 Canterbury Way
Basking Ridge, NJ 07920

Dear Craig:

We are pleased to confirm our offer of employment to you as President and Chief Executive Officer of NUI Corporation ("NUI"). You will also be appointed a director of NUI and a director of NUI Utilities Inc. Your primary reporting relationship will be with the Chairman of the Board of Directors of NUI (the "Board"). The purpose of this letter is to set forth our understanding of the terms of your employment.

  Your start date will be February 1, 2004.
  Your annual base salary will be $550,000, payable in accordance with NUI's payroll practices.
  In the event of a Sale of NUI (as hereinafter defined), NUI will pay to you an amount equal to $550,000 provided that you have been continuously employed by NUI through the date of such Sale of NUI (except as otherwise provided in paragraph 6 hereof). Such amount shall be paid to you in a lump-sum, in cash, promptly following such Sale of NUI. For purposes of this letter agreement, "Sale of NUI" means any transaction or series of related transactions approved by the Board pursuant to which an unaffiliated third party (or a group of...unaffiliated third parties acting together) acquires (a) common shares of NUI constituting a majority of the issued and outstanding common shares of NUI (whether by merger, consolidation, sale or transfer of NUI's outstanding interests or otherwise) or (b) all or substantially all of NUI's consolidated assets.
  As an NUI employee, you will be eligible to participate in the employee benefit plans and programs made available from time to time for NUI's other senior executive officers (including, without limitation, life insurance benefits); provided, however, that (a) you will not be eligible to participate in any bonus or incentive compensation (including, without limitation, any stock-based compensation) or severance plan, program or policy of NUT, and (b) you will not participate in NUI's employee or retiree health plans. Without limiting the foregoing, while you are employed by NUI, NUT will (i) provide you with an executive assistant, (ii) provide you with a personal computer for use in the performance of your duties on behalf of NUI and pay or reimburse you for cellular telephone charges incurred in the performance of such duties and (iii) pay or reimburse you for all reasonable out-of-pocket expenses incurred by you for the use of your automobile in the performance of your duties on behalf of NUI, in each case, in accordance with NUI's policies.... During your employment with NUI, you will be entitled to six weeks' paid vacation per year in accordance with NUI's vacation policies.
  NUI will indemnify you for any liability you incur arising from your actions within the scope and course of your employment with NUI or service as a director of NUI in accordance with NUI's Amended and Restated Certificate of Incorporation. During your employment with NUI and while potential liability exists thereafter, NUI will maintain a directors' and officers' liability insurance policy covering you in the same amount and to the same extent as NUI covers its other officers and directors.
  Your employment with NUI is for no fixed term, and either you or NUI may terminate your employment at any time for any reason or no reason upon at least forty-five days prior written notice to the other party; provided, however, that no such notice shall be required upon termination of your employment by NUI for cause (as determined in the good faith judgment of the Board). If NUI terminates your employment prior to a Sale of NUI without cause (as determined in the good faith judgment of the Board), and not because of your death or incapacity due to physical or mental illness (as determined in the good faith judgment of the Board), and a Sale of NUI occurs within twelve months following such termination, you will be entitled to receive the payment set forth in paragraph 3 hereof following such Sale of NUI. You will not be entitled to any severance, termination pay, salary continuation or similar compensation or benefits upon or after termination of your employment with NUI.
  This letter agreement, together with the agreements described in the last paragraph hereof, constitutes the entire agreement between you and NUI with respect to the subject matter hereof, supersedes any prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by you and NUT. The validity, interpretation, construction and performance of this letter agreement shall be governed by the substantive laws of the State of New Jersey. Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in the State of New Jersey in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction.  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

Please understand that the terms and conditions of your employment by NUI are governed by standard company policies. Among other things, this means that upon commencing employment with NUI, if requested by NUI, you agree to enter into customary confidential information, nonsolicitation, inventions and similar agreements. If you agree with the terms outlined in this letter agreement, please acknowledge the same by signing this letter agreement and the enclosed duplicate original hereof and returning such signed duplicate original copy in the envelope provided.

Sincerely,

NUI CORPORATION

By: /S/ BERNARD S. LEE
Name: Bernard S. Lee
Title: Chairman, Compensation Committee

Accepted and Agreed to as of this 27 day of January 2004:

/s/ CRAIG G. MATTHEWS